Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related prospectus of our report dated March 31, 2023, with respect to the consolidated financial statements of Forte Biosciences, Inc. (the “Company”) as of and for the year ended December 31, 2022, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and to the reference to us under the heading “Experts” in the prospectus which is part of this Registration Statement.

/s/ CBIZ CPAs P.C. 1

San Diego, California

December 13, 2024

[1]	In certain jurisdictions, CBIZ CPAs P.C. operates under its previous name, Mayer Hoffman McCann P.C.